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                                                                    EXHIBIT 10.2

                    [LETTERHEAD OF METRO-GOLDWYN-MAYER INC.]



                              As of June 15, 1998



Daniel J. Taylor
c/o Metro-Goldwyn-Mayer Inc.
2500 Broadway Street
Santa Monica, CA 90404

Dear Mr. Taylor:

     Kindly refer to the Employment Agreement dated As of August 1, 1997 between you ("Executive") and Metro-Goldwyn-Mayer Inc. ("the Company"), herein called the "Employment Agreement."

     The Company and Executive mutually agree to amend the Employment Agreement, effective as of June 15, 1998, as follows:

1. Executive's title as set forth in Paragraph 1 of the Employment Agreement shall be Senior Executive Vice President and Chief Financial Officer.

2. Paragraph 2(a) of the Employment Agreement shall be amended to read as follows:

     "During the Term, as defined in Paragraph 6 below, Executive shall be Senior Executive Vice President and Chief Financial Officer and shall have such duties and responsibilities as may be assigned to Executive by the Vice Chairman of the Company (the "VC") or the Chief Executive Officer of the Company (the "CEO"), which duties and responsibilities shall include responsibility for and authority over finance, accounting, information systems, tax and business planning functions."

3. Paragraph 3 of the Employment Agreement shall be amended by deleting the words "the CFO" from line 4 thereof.

4.  Paragraph 4 of the Employment Agreement shall be amended to read as follows:

     "4.  Reporting.  Executive shall report jointly to the CEO and the VC."
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5.   The term of the Employment Agreement shall be extended so that it will now expire on June 14, 2003. The period commencing June 15, 1998 and ending June 14, 2003 is herein referred to as the "New Term," and the word "Term" as used in the Employment Agreement shall be deemed to include the New Term.

6  (a)    During the New Term, notwithstanding the provisions of subparagraph
          7(a)(i) of the Employment Agreement, Executive's annualized base salary shall be $700,000 during the period commencing June 15, 1998 and ending October 9, 1998, $750,000 during the twelve-month period commencing October 10, 1998, $800,000 during the twelve-month period commencing October 10, 1999, $850,000 during the twelve-month period commencing October 10, 2000, $900,000 during the twelve-month period commencing October 10, 2001 and $950,000 during the period commencing October 10, 2002 until the end of the New Term (each amount less tax withholdings required by law and other voluntary deductions authorized by Executive), payable bi-weekly in arrears commencing on the first regular bi-weekly payment date.

     (b) Subparagraph 7(a)(ii) of the Employment Agreement is hereby deleted in its entirety. The Company agrees to pay Executive, and Executive shall accept, the sum of $45,333.33 (less tax withholdings required by law and other voluntary deductions authorized by Executive) in full satisfaction of any guaranteed bonus obligation accrued and unpaid as of June 15, 1998.

7. Subject to approval by the Company's Board of Directors, in addition to the compensation provided in the Employment Agreement, as amended hereby, Executive shall be entitled to receive, in the event of a Designated Change in Control, a cash bonus (the "Cash Bonus") equal to the result obtained by calculating the difference between (a) the amount that would have been payable to Executive had he been granted as of August 1, 1997 an aggregate of 83,334 bonus interests pursuant to the Bonus Interest Agreement and (b) the amount payable to Executive pursuant to bonus interests heretofore granted to him (the "Bonus Interests"). The Cash Bonus shall vest, and the amount thereof determined and paid, on the same respective dates as the Bonus Interests.

8. The Company presently maintains the Stock Incentive Plan pursuant to which Executive presently holds 58,125 Series A Options and 58,125 Series B Options (collectively, the "Current Options") under the Executive Stock Option Agreement. Subject to approval by the Company's Board of Directors, Executive shall be granted 62,918 additional Series A Options (the "Additional Options") at an exercise price which shall be the greater of $24 per share or the closing price of the Common Stock on the New York Stock Exchange on the date of grant.

     The Additional Options shall be governed by a new stock option agreement to be executed by Executive and the Company, applicable only to the Additional

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     Options, which shall be in the form of the Executive Stock Option
     Agreement, except that one-half of the Additional Options shall become exercisable, to the extent then vested, from and after December 31, 2001, except as otherwise provided in Section 5 of the Executive Stock Option Agreement.

     For the sake of clarity and the avoidance of doubt, the parties hereby agree that none of the Additional Options are intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

9. As used herein, certain terms shall have the meanings ascribed to them below:

     "Bonus Interest Agreement" means the form of Metro-Goldwyn-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Bonus Interest Agreement Pursuant to the Senior Management Bonus Plan.

     "Senior Management Bonus Plan" means the Metro-Goldwyn-Mayer Inc. and Metro-Goldwyn-Mayer Studios Inc. Senior Management Bonus Plan as adopted by the Board of Directors of such companies on November 7, 1997 and approved by the stockholders of the Company on May 12, 1998.

     "Designated Change in Control," has the meaning set forth in Schedule 1 to the Executive Stock Option Agreement.

     "Executive Stock Option Agreement" means the stock option agreement previously entered into between Executive and the Company as of August 1, 1997.

     "Stock Incentive Plan" means the Amended and Restated 1996 Stock Incentive Plan adopted by the Board of Directors and stockholders of the Company on November 7, 1997.

10. Paragraph 7(b) of the Employment Agreement is hereby amended to read as follows:

     "7 (b)  Other Benefits.  Executive shall be entitled to the following
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     additional benefits:  a car allowance and four (4) weeks vacation in accordance with the Company policy applicable to employees of Executive's seniority, salary and title; first-class air travel for Executive and Executive's spouse when accompanying Executive on travel to the extent, in Executive's reasonable judgment, the presence of Executive's spouse is required or advisable in the Company's interest in the discharge of Executive's duties."

11. The first parenthetical on the third line of subparagraph (ii) of Paragraph 11(d) shall be amended to read "(or, if applicable, the CEO or VC)."

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12.  Except as herein specifically provided, the Employment Agreement shall not be amended in any respect whatsoever and shall continue in full force and effect.

     If the foregoing is in accordance with your understanding and agreement, please so indicate by signing in the place for your signature below.

                                      Very truly yours,

                                      METRO-GOLDWYN-MAYER INC.


                                      By  /s/ William A. Jones
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                                          William A. Jones
                                          Senior Executive Vice President


AGREED:



/s/  Daniel J. Taylor
-----------------------------
Daniel J. Taylor

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